EXHIBIT 23 - ACCOUNTANTS' CONSENT







  The Board of Directors
  Colonial Commercial Corp.:


  We consent to incorporation by reference in the registration statement
  (No. 333-37025) on Form S-8 of Colonial Commercial Corp. of our report dated March 5, 1999, relating to the consolidated balance sheets of Colonial Commercial Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference in the December 31, 1998 annual report on Form 10-KSB of Colonial Commercial Corp.



                                    /s/   KPMG LLP
                                   ---------------




  Melville, New York
  March 29, 1999



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